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                                                                   Exhibit 4.1.1

                             NUMATICS, INCORPORATED

                 PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT

                 Up to 50,000 Shares of Series A Preferred Stock
                            $0.01 Par Value Per Share

                          Warrants for the Purchase of
                         Shares of Class A Common Stock
                            $0.01 Par Value Per Share

                                                               December 26, 2002

To the Purchaser (the "Purchaser")
named on the signature page to
this Agreement:

Dear Sirs:

         The undersigned, NUMATICS, INCORPORATED, a Michigan corporation (the "Company"), proposes to issue and sell to the Purchaser, for an aggregate purchase price not to exceed $50,000,000, (i) an aggregate of up to 50,000 shares (the "Shares") of its Series A Preferred Stock, par value $0.01 per share ("Preferred Stock"), and (ii) Warrants (the "Warrants"), in a number to be determined as provided in this Agreement, for the purchase of shares of its Class A Common Stock, par value $0.01 per share ("Common Stock").

         The cash proceeds of the issuance and sale of Shares and Warrants shall be used by the Company solely to fund repurchases by the Company of certain of its outstanding Senior Subordinated Notes (as hereinafter defined), for an aggregate purchase price not to exceed on average $550 per $1,000 principal amount of Senior Subordinated Notes repurchased.

         The Shares and Warrants will be issued and sold to the Purchaser pursuant and subject to the terms and conditions of this Agreement.

         Section 1.   Definitions.

                (a) As used in this Agreement, the following terms shall have the following meanings:

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                  "Agreement" shall mean this Agreement and the Exhibits and
         Schedules hereto individually and collectively as they may from time to time be modified or amended.

                  "Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

                  "Certificate of Designations" shall mean the Certificate of Designations of the Company in the form attached as Exhibit A hereto.

                  "Closing" shall mean the closing of the purchase and sale of Shares and Warrants pursuant to the terms and conditions of this Agreement.

                  "Closing Date" shall mean the date of the Closing.

                  "Common Stock" shall mean the Company's authorized Class A Common Stock , par value $0.01 per share, as constituted on the Closing Date, and any stock into which such Class A Common Stock may thereafter be converted or changed.

                  "Company" shall have the meaning set forth in the first paragraph hereof.

                  "Company Material Adverse Effect" shall mean any event, circumstance, occurrence, fact, condition, change or effect (other than of a general economic, business or political nature) that is materially adverse (i) to the business, operations, condition (financial or otherwise), properties, assets or prospects of the Company, or (ii) to the ability of the Company to perform its obligations hereunder or under the other Transaction Documents.

                  "Consent" shall mean any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

                  "control" of any Person means the possession, directly or indirectly, of power (a) to direct or cause the direction of the management and policies of such Person, whether by voting power, by contract or otherwise, or (b) in the case of a corporation, to vote more than fifty percent (50%) of the outstanding capital stock having ordinary voting power for the election of directors of such corporation.

                  "Escrow Agent" shall mean Deutsche Bank Trust Company
         Americas.

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                  "Escrow Agreement" shall mean the Escrow Agreement to be
         entered into among the Company, the Purchaser, and the Escrow Agent, substantially in the form of Exhibit B hereto.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  "Fully-Diluted Basis" shall mean, at any time, after giving effect to the then outstanding Common Stock plus (without duplication) all shares of Common Stock issuable, whether at such time, upon the passage of time or the occurrence of future events, upon the exercise, conversion or exchange of all then outstanding rights, warrants (including the Warrants), options, convertible securities or indebtedness, exchangeable securities or indebtedness, or other rights, exercisable for or convertible or exchangeable into, directly or indirectly, Common Stock and securities convertible or exchangeable into Common Stock.

                  "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "Lien" shall mean any mortgage, pledge, hypothecation, security interest, lien, charge or other encumbrance.

                  "Liquidation Value" shall have the meaning provided in the Certificate of Designations.

                  "Person" or "person" shall mean any natural person, company, corporation, association, partnership, organization, business, firm, joint venture, trust, unincorporated organization or any other entity or organization, and shall include any Governmental Authority.

                  "Purchaser Material Adverse Effect" shall mean any event, circumstance, occurrence, fact, condition, change or effect (other than of a general economic, business or political nature) that is materially adverse (i) to the business, operations, financial condition, properties or assets of the Purchaser taken as a whole, or (ii) to the ability of the Purchaser to perform its obligations hereunder or under the other Transaction Documents.

                  "SEC" shall mean the Securities and Exchange Commission.

                  "SEC Documents" shall have the meaning set forth in Section 4.10.

                  "Securities Act" shall mean the Securities Act of 1933, as amended.

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                  "Senior Subordinated Notes" shall mean the Company's
         outstanding 9-5/8 Senior Subordinated Notes due 2008, issued in the original principal amount of $115,000,000.

                  "Shares" shall have the meaning set forth in the first paragraph hereof.

                  "Subsidiary" shall mean, with respect to any Person, any corporation or other entity that is directly or indirectly (through one or more intermediaries) controlled by, or with respect to which 50% or more of the stock or other equity interests having ordinary voting power to elect the board of directors (or other similar governing body) is owned by, such Person.

                  "Transaction Documents" shall mean this Agreement, the Warrants, the Escrow Agreement, the Certificate of Designations, and any schedule, annex, exhibit, agreement, instrument or certificate attached to, or furnished pursuant to or in connection with, this Agreement, the Warrants, the Escrow Agreement or the Certificate of Designations.

                  "Warrant Shares" shall mean shares of Common Stock issued or issuable upon exercise of Warrants.

                  (b) Other Definitional Provisions. The words "hereof", "herein", and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural and vice versa. Whenever a representation or warranty made by a Person herein refers to the knowledge of such Person, such knowledge shall be deemed to consist of the actual knowledge of such Person and/or the knowledge which would have been present after reasonable due inquiry by such Person.

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                  Section 2. Purchase and Sale of Shares and Warrants.

                  2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, the Company agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, on the Closing Date as provided in Section 2.4 below, at a price of $1,000.00 per Share and $0.001 per Warrant, the numbers of Shares of Preferred Stock, and Warrants for the number of shares of Common Stock, determined as set forth in Section 2.2 below. The Preferred Stock shall be issued pursuant to the Certificate of Designations, substantially in the form of Exhibit A hereto, which shall be in effect on the Closing Date. The Warrants shall be issued substantially in the form of Exhibit C hereto, with all blanks filled in in conformity with the terms of this Agreement.

                  2.2 Determination of Shares and Warrants to be Purchased, and Exercise Price of Warrants.

                  (a) The number of Shares to be issued and sold to the Purchaser shall be determined by taking the aggregate amount to be disbursed on the Closing Date by the Escrow Agent pursuant to the Escrow Agreement (rounded to the nearest $1,000), to fund the Company's purchase or redemption of Senior Subordinated Notes on the Closing Date, and dividing such amount by $1,000. Notwithstanding the foregoing or any other provision in this Agreement to contrary, in no event shall the Company be required to issue and sell to the Purchaser, or the Purchaser be required to purchase from the Company, more than 50,000 Shares of Preferred Stock. In connection with the Company's repurchase or redemption of Senior Subordinated Notes the Company shall, subject to Section 8.2 hereof, fund the payment of all accrued unpaid interest on such Senior Subordinated Notes, and the funds advanced by the Purchaser shall be used solely to pay the portion of the repurchase or redemption price allocable to the principal of such Senior Subordinated Notes.

                  (b) The Warrants to be issued to the Purchaser shall be for a total number of shares of Common Stock that (on a Fully-Diluted Basis) would be equal to forty-five percent (45%) of the total outstanding number of shares of Common Stock on the date of issuance (on a Fully-Diluted Basis).

                  (c) The Warrant Purchase Price (as defined in the Warrants) for which the Warrants are exercisable shall initially be $0.01 per share of Common Stock.

                  2.3 Payment of Purchase Price for Shares and Warrants. Upon satisfaction of the condition set forth in Section 6.8, the Escrow Agreement shall be executed and delivered by each party thereto. If the Escrow Agreement has been executed on or before January 28, 2003, then on January 29, 2003 (or, if the Closing Date is extended beyond January 31, 2003, then at least two (2) Business Days prior to the Closing
         Date), the Purchaser shall deposit in cash with the Escrow Agent, to be held in escrow pending the Closing and disbursed pursuant to the Escrow Agreement, the aggregate amount required

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         to fund the Company's purchase or redemption of Senior Subordinated
         Notes on the Closing Date, but in any event not in excess of $50,000,000. Such deposit shall be made by wire transfer of immediately available funds to such account s the Escrow Agent may indicate in writing to the parties.

                  2.4 Closing.

                  (a) Closing Date; Termination. The closing shall take place on January 31, 2003, or on such other date as the Company and the Purchaser may mutually agree in writing. In the event that the Closing does not occur on or before February 14, 2003, this Agreement shall terminate, and the funds deposited pursuant to the Escrow Agreement by the Purchaser, plus all interest accrued thereon, shall be returned by the Escrow Agent to the Purchaser.

                  (b) Advances by Purchaser; Conversion into Shares and Warrants. At the Closing, the Company and the Purchaser shall (subject to the terms and conditions of this Agreement and the Escrow Agreement) instruct the Escrow Agent to disburse to holders of the Senior Subordinated Notes the cash purchase prices agreed upon by the Company with such holders for the repurchases by the Company of their Senior Subordinated Notes. Such disbursements shall be treated as advances by the Purchaser to the Company pending the completion of all such repurchases by the Company of Senior Subordinated Notes. Upon completion of such repurchases of Senior Subordinated Notes on the Closing Date, the aggregate principal amount of such advances by the Purchaser to the Company shall be deemed automatically converted into Shares of Preferred Stock, at the rate of one Share per $1,000 principal amount advanced, and the number of Warrants provided for in
         Section 2.2(b) above.

                  2.5 Issue Price of Shares; No Discount; No Usury. Having considered all facts relevant to a determination of the value of the Shares and the Warrants being acquired by the Purchaser, including among other things the nature of the Company's capitalization, business and prospects, the Company and the Purchaser have concluded and do hereby agree that the value of the Shares is $1,000.00 per Share, based on yields of comparable instruments of comparable issuers. Accordingly, the Company and the Purchaser agree that for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), and the Regulations thereunder, and for purposes of determining any discount with respect to the Shares thereunder, the "issue price" of the Shares is $1,000.00 per Share. The Company and the Purchaser further agree that the Shares shall for all purposes be treated as preferred stock, not indebtedness of the Company; provided, however, that should the Shares or the Warrant Securities (as defined in Section 2.6(a) below) be deemed to represent indebtedness of the Company by any Governmental Authority or in any judicial proceeding, the Company hereby agrees to the terms of the Shares as set forth in the Certificate of Designations and the terms of the Warrants as set forth herein and therein, and acknowledges and agrees that any claim or defense of usury with respect to the terms of the Shares or the Warrants to be sold to the Purchaser under this

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Agreement is prohibited pursuant to Section 275 of the Michigan Business
Corporation Act. Neither the Company nor the Purchaser shall take a position on any income tax return, before any Governmental Authority charged with the collection of any income tax or in any judicial proceeding that is inconsistent with the terms of this Section 2.5.

     2.6  Company's Incentive Repurchases of Warrants and Warrant Shares.

     (a) Company's Call Upon Exit Event. Upon the occurrence of any Exit Event the Purchaser shall assign and transfer to the Company that number of Warrants and Warrant Shares (hereinafter collectively referred to as "Warrant Securities") equal to the excess (if any) of (i) the total number of Warrant Securities originally issued to the Purchaser on the Closing Date, over (ii) the number of Warrant Securities which, if sold or exchanged by the Purchaser as a result of such Exit Event (to the maximum extent permitted by the terms and conditions thereof), would result in the Purchaser receiving cash or cash equivalents that, when taken together with all previous dividends, distributions or other payments from the Company on the Shares and Warrant Securities, and all previous redemptions, sales or other dispositions of the Purchaser's Shares and Warrant Securities, would result in the Purchaser achieving the greater of (A) an Internal Rate of Return of at least forty percent (40%) on its cash investments in Shares and Warrant Securities, or (B) the sum equal to 1.30 multiplied by the Purchaser's total cash investments in Shares and Warrant Securities. The Company shall pay the Purchaser, in cash, for all Warrant Securities which are reacquired by it under this Section 2.6(a), $0.001 per Warrant or Warrant Share plus, in the case of Warrant Shares, the Warrant Purchase Price paid upon exercise of Warrants to acquire such Warrant Shares. Notwithstanding the foregoing, in no event shall the Purchaser be obligated or required to assign or transfer to the Company any of the Shares purchased by Purchaser hereunder.

     (b) Purchaser's Put Upon Exit Event. Upon the occurrence of any Exit Event, the Purchaser shall have the right and option (the "Put Option") to sell to the Company all (but not less than all) of the Warrant Securities owned by the Purchaser (to the extent not required to be transferred to the Company pursuant to Section 2.6(a) above). The purchase price for all of the Warrant Securities shall be the amount which, when taken together with all previous dividends, distributions or other payments from the Company on the Shares and Warrant Securities, and all previous redemptions, sales or other dispositions of the Purchaser's Shares and Warrant Securities, would result in the Purchaser achieving the greater of (i) an Internal Rate of Return of forty percent (40%) on its cash investments in Shares and Warrant Securities, or (ii) the sum equal to 1.30 multiplied by the Purchaser's total cash investments in Shares and Warrant Securities. The Purchaser may exercise the Put Option by giving the Company written notice of exercise at any time after receiving the notice provided for in Section 2.6(d) below and not later than 3 days prior to the scheduled date of the Exit Event. At the closing of the Put Option transaction, which shall occur on the date of the Exit Event, (A) the Purchaser shall deliver to the Company certificates for the Warrant Securities to be sold by it, which certificates shall be duly endorsed in blank, in proper form for transfer, and shall transfer

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good and valid title to all of such Warrant Securities, subject to no liens, encumbrances, pledges, charges, security interests, rights, options or other adverse interests of any kind, and (B) the Company shall deliver the purchase price for the Warrant Securities to the Purchaser, by wire of immediately available funds to any account specified in writing by the Purchaser to the Company. Upon payment of the purchase price therefor, Warrant Securities so repurchased shall be deemed cancelled and shall no longer have any validity whatsoever.

     (c)  Certain Definitions. For purposes of this Agreement:

          (i)  "Exit Event" shall mean:

               (A) any sale or other disposition of all or substantially all of the assets of the Company, upon liquidation of the Company or otherwise;

               (B) any merger or consolidation of the Company that results in an exchange of a majority of the Common Stock of the Company for cash, cash equivalents or other securities or property;

               (C) any public offering of equity securities of the Company;

               (D) any recapitalization, reorganization or other transaction or event that results in a change in control of the Company; or

               (E) a change in control of the Company where such change is the result of the death or termination of employment of John H. Welker ("Welker");

provided that, in any such event or transaction (other than a change in ownership described in (E) above) either the Company receives consideration in the form of cash or cash equivalents and promptly thereafter distributes all or substantially all of such consideration to its stockholders, or the Purchaser is required or permitted to sell or dispose of Warrant Securities in exchange for cash or cash equivalents.

          (ii) "Internal Rate of Return" means the annual rate which if used to discount to present value the payments in cash or cash equivalents made or received by the Purchaser, during the period from the date of calculation back to the effective date of each investment made by the Purchaser in Shares and Warrant Securities, would cause the net present value (on such effective date) of such payments to equal zero (0). In calculating an Internal Rate of Return on such investments in the Company:

               (A) each dividend, distribution, amount paid in redemption or repurchase or other payment received in cash or cash equivalents by the Purchaser attributable to such Shares and Warrant Securities, and any interest payable pursuant to the Escrow Agreement, shall be treated as a cash inflow with a

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     positive value, and each cash disbursement made by the Purchaser directly attributable to such Shares and Warrant Securities shall be treated as a cash outflow with a negative value;

               (B) each such payment or disbursement shall be discounted from the date actually made to the effective date of the Purchaser's investment in Shares and Warrant Securities;

               (C) the Internal Rate of Return realized on its investment by the Purchaser shall be based upon its payment for the purchase of Shares and Warrant Securities and other capital contributions made by it to the Company, disregarding any payments made to other stockholders for the acquisition of securities from them;

               (D) indemnity payments, financing fees and payments in reimbursement of the Purchaser's out-of-pocket expenses shall be disregarded; and

               (E) the "effective date" of the Purchaser's investment in the Shares shall be deemed to be the date that the Purchaser deposits funds with the Escrow Agent pursuant to Section 2.3 above.

     (d) Notice and Payment. The Company shall give the Purchaser, at its address as the same appears in the records of the Company, at least ten (10) Business Days' but not more than thirty (30) days' prior written notice of any Exit Event which triggers a required or permitted transfer pursuant to Section 2.6(a) or (b), specifying the effective date of the Exit Event. On or prior to the date so specified in the Company's notice, the Company shall pay to the Purchaser, at its address as the same appears in the records of the Company, in immediately available funds, an amount equal to the aggregate price for the Warrant Securities being reacquired from the Purchaser.

     (e) Obligation Binding on Transferees. The Purchaser's obligation under
Section 2.6(a) to transfer and deliver Warrant Securities for cancellation shall be binding upon its transferees or assignees of Warrant Securities.

     (f) Cancellation or Reissuance of Certificates. Upon the timely receipt of the repurchase price for Warrant Securities sold to the Company pursuant to
Section 2.6(a) or (b), the holder shall forward the Warrant Securities to the Company. To the extent that less than all the holder's Warrant Securities are so sold, the Company shall forthwith issue and deliver to such holder certificates representing outstanding Warrants or Warrant Shares which the Company has not repurchased. Upon timely payment of the repurchase price therefor, the repurchased Warrant Securities shall no longer be deemed outstanding or have any validity whatsoever.

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     Section 3. Investor Rights.

     3.1  Purchaser's Option to Acquire New Securities.

     (a) Option to Purchase. Prior to issuing any debt securities, any equity securities, or any rights, warrants, options, convertible securities, exchangeable securities or indebtedness or other rights, exercisable for or convertible or exchangeable into such debt or equity securities, of the Company or any Subsidiary to any Person, the Company will first give or cause such Subsidiary to give to the Purchaser the right, for the same price and upon the same terms as are to be made available to the other proposed offeree(s), to purchase the same proportion of the securities proposed to be sold by the Company or such Subsidiary as the number of shares of Common Stock held or which would be held upon exercise by the Purchaser of all Warrants and Warrant Shares held by it bears to the number of shares of outstanding Common Stock on a Fully-Diluted Basis. Any such right of purchase shall be exercisable for a period of thirty (30) days after the Purchaser receives written notice of a proposed issuance of securities (and any such notice by the Company or a Subsidiary shall be given not less than thirty (30) nor more than ninety (90) days prior to any such issuance).

     (b) Exclusions. The right of purchase under Section 3.1(a) shall not apply to (i) shares of Common Stock issuable upon the exercise of Warrants, (ii) securities issued by a Subsidiary to the Company or another Subsidiary, or (iii) shares of Common Stock, or options therefor, issued after the Closing Date to directors, officers and employees of the Company pursuant to a stock option plan or other equity incentive plan, provided that (A) the total number thereof outstanding does not exceed five percent (5%) of the outstanding Common Stock, determined on a Fully-Diluted Basis, and (B) such shares of Common Stock, or options therefor, are issued to Persons other than Welker, Robert P. Robeson or David K. Dodds.

     3.2 Registration Rights. The Purchaser and the Company shall have the respective rights and obligations set forth in Exhibit D hereto with respect to registrations of the Company's securities under the Securities Act.

     3.3 Restrictions on Transfers. Shares, Warrants and Warrant Shares shall not be transferable by the Purchaser to any Person that is in competition with the Company or is an Affiliate of such a Person.

     3.4. [Intentionally omitted.]

     3.5 Co-Sale Right. (a) In the event that Welker or any other Person owned or controlled (directly or indirectly) by Welker, or in which Welker has a beneficial interest, proposes to transfer shares of Common Stock, then Welker shall deliver to the Purchaser and to the Company a written notice (the "Sale Notice") to such effect, containing a description of the proposed transaction and the terms thereof. Upon delivery of the Sale Notice, the Purchaser shall have the right to require Welker to arrange for the sale to the

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proposed transferee(s) of a percentage of the Purchaser's Warrants and Warrant
Shares equal to the percentage of Welker's holdings of Common Stock that Welker desires to sell or transfer to the transferee(s), on terms and conditions at least as favorable to the Purchaser as the terms and conditions set out in the Sale Notice (except that the price to the Purchaser for Warrants shall be reduced by the exercise price thereof).

     (b) If the transferee(s) designated in the Sale Notice will not purchase all of the Common Stock and Warrants which Welker and the Purchaser desire to transfer pursuant to this Section 3.5, the number of shares (or Warrants) which Welker and the Purchaser shall be permitted to transfer to such transferee(s) shall be the same proportion of the aggregate number of shares of Common Stock to be transferred as the shares of Common Stock (or Warrants) held by Welker or the Purchaser bear to all shares of Common Stock (and Warrants) held by Welker and the Purchaser. The sales or transfers by the Purchaser shall be for the same consideration and otherwise on the same terms and conditions as specified in the Sale Notice (except that the price to the Purchaser for Warrants shall be reduced by the exercise price thereof).

     (c) Upon receiving the Sale Notice, the Purchaser shall have a period of twenty (20) days to accept such offer, in whole or in part, by sending written notice to Welker, with a copy to the Company.

     (d) This Section 3.5 shall not apply to any transfer of Common Stock by Welker (i) to any of his family members, to the executor or administrator of his estate, or to a trust primarily for the benefit of Welker or his family members,
(ii) to the Company upon Welker's death, permanent disability or discharge, or
(iii) to any other director, officer or employee of the Company, provided that any such transferee pursuant to clause (i) or (iii) above shall agree in writing that the transferee, as to the shares so transferred, takes such shares subject to the obligations of Welker under Sections 3.5, 3.6, 3.7 and 3.8 of this Agreement.

     3.6 Board Representative of Purchaser. So long as any outstanding Warrants or Warrant Shares are held by the Purchaser, the Company and Welker shall take all action within their respective power, including, but not limited to, the voting of Common Stock, required to cause a representative designated by the Purchaser to become a member of the Board of Directors of the Company. At the option of the Purchaser, in lieu of a director designated by the Purchaser, the Company and Welker shall permit a non-voting representative of the Purchaser (selected by the Purchaser) to attend all meetings of the Board of Directors, and committees thereof, of the Company. The Company and Welker shall cause the Board of Directors to hold at least four (4) meetings per year, provide to the Purchaser's director or representative all notices, documents and information furnished to the directors or stockholders of the Company, at the same time as furnished to such directors or stockholders, use best efforts to notify such director or representative of and permit such director or representative to participate by telephone in emergency meetings of the Board or committees thereof and the stockholders, and to provide such director or representative copies of the minutes of all such meetings

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promptly after they are held. The Company shall pay the reasonable expenses of the director or representative designated by the Purchaser in connection with attendance at meetings of the Board of Directors, committees thereof and the stockholders of the Company.

     3.7 Certain Restrictions on Exit Events. (a) Upon any sale of assets by the Company constituting an Exit Event, the Company shall promptly as possible make to its stockholders liquidating distributions of the proceeds of such sale.

     (b) In connection with any Exit Event, neither Welker nor the Company shall permit any of the consideration that would otherwise be payable or distributable to the stockholders of the Company to be assigned or allocated to specific or individual selling stockholders and/or employees of the Company (whether through agreements not to compete, employment agreements, other compensatory arrangements, or otherwise) in excess of that which is normal and customary in transactions similar to the Exit Event in question, and in any event not until the Purchaser has received the maximum consideration payable for the Shares and the Warrant Securities pursuant to the terms of Section 2.6.

     3.8 Subordination of Repurchases from Welker. Until all Shares and Warrant Securities held by the Purchaser are redeemed or repurchased by the Company, Welker agrees that no Common Stock owned or held by him or by any other Person owned or controlled (directly or indirectly) by him (which, for purposes of this Section 3.8, shall include Welker's family members, his estate, the executors and administrators of his estate, and any trust primarily for the benefit of Welker or his family members) shall be acquired or redeemed by the Company.

     Section 4. Representations and Warranties of the Company.

     The Company hereby represents and warrants to the Purchaser as follows:

     4.1 Organizational Documents. The Company has prior to the execution of this Agreement delivered to the Purchaser accurate and complete copies of its articles of incorporation and by-laws (or equivalent documents), each as amended to the date hereof (without giving effect to the Certificate of Designations).

     4.2 Certificate of Designations. The Company has filed the Certificate of Designations, in the form attached to this Agreement as Exhibit A, with the Department of Consumer and Industry Services of the State of Michigan. The Certificate of Designations is in full force and effect.

     4.3 Existence and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction where it is required to so qualify or be in good standing as a foreign corporation.

     4.4 Power and Authority. (a) The Company has all corporate power and authority necessary to own, operate or lease its properties and assets and to conduct its business as now conducted by it. The Company has all corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and each of the other Transaction Documents.

     (b) When delivered and paid for pursuant to the terms of this Agreement, the Shares and the Warrants will (i) be duly authorized and validly issued, and will be fully paid and non-assessable, (ii) be free from all taxes and Liens with respect to the issuance thereof, (iii) not be subject to preemptive rights or other similar rights of stockholders of the Company, and (iv) be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws. The Warrant Shares have been duly authorized, validly reserved for issuance and, upon issuance in accordance with the terms of the Warrants, will (A) be validly issued, and will be fully paid and non-assessable, (B) be free from all taxes and Liens with respect to the issuance thereof, (C) not be subject to preemptive rights or other similar rights of stockholders of the Company, and (D) be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.

     4.5 Corporate Action. On and as of the Closing Date, the Company will have taken all corporate action required to authorize the issuance of the Shares, the Warrants and the Warrant Shares, and the execution, delivery and performance by the Company of the Transaction Documents.

     4.6 Binding Effect. This Agreement constitutes, and each of the other Transaction Documents to which the Company is a party when executed and delivered by the Company will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally or limitations on the availability of equitable remedies.

     4.7 Consents. No Consent is required to be obtained or made by or on behalf of the Company in connection with the offer, issuance and sale of the Shares or the Warrants, the execution, delivery or performance by the Company of any of the Transaction Documents to which it is a party or the consummation of the transactions contemplated thereby, except for (a) the approval of the Board of Directors of the Company, (b) the filing of the Certificate of Designations in the State of Michigan, and (c) filings with the SEC and under state securities laws that may be required; in the cases of (a) and (b) above, each of which Consent shall have been obtained or made prior to or simultaneously with the Closing of the sale and purchase of Shares and Warrants on the Closing Date.

     4.8 No Conflicts, etc. (a) The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the reservation for issuance and issuance of the Warrant Shares) do not and will not (A) conflict with, or result in a breach or violation of or a default under, any terms or conditions of its articles of incorporation (as supplemented by the Certificate of Designations) or by-laws, (B) violate any applicable law, except for any such violation that would not have a Company Material Adverse Effect, (C) result in the creation of any Lien on the Shares, the Warrants or the Warrant Shares, except for restrictions on subsequent transfer of such securities imposed by this Agreement and under applicable securities laws, or (D) result in any breach of, or constitute a default (or event which with the giving of notice or the lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant to, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party or by which any of its or its Subsidiaries' assets is bound, except for any such breaches, defaults or rights that would not have a Company Material Adverse Effect.

     4.9 Capitalization. The entire authorized, issued and outstanding capital stock of the Company was as set forth in the SEC Documents on and as of the dates indicated therein. All of the Company's outstanding shares of capital stock have been validly issued, and are fully paid and non-assessable. Immediately after the Closing, except as described in the SEC Documents, there will be no options, warrants or other rights outstanding or proposed involving the issuance of any additional shares of capital stock of the Company, and except for this Agreement there will be no agreements or other instruments providing registration rights or anti-dilution rights to stockholders or holders of other securities of the Company.

     4.10 SEC Documents. (a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d), in addition to one or more registration statements and amendments thereto heretofore filed by the Company with the SEC. The Company has delivered or made available to the Purchaser true and complete copies of (i) its annual report on Form 10-K for its 2001 fiscal year and quarterly reports filed to date on Form 10-Q for its 2002 fiscal year, and (ii) each other report, registration statement, proxy statement and other document (if any) filed with the SEC since December 31, 2001 (all of the foregoing, collectively, the "SEC Documents").

     (b) As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the

SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and, except to the extent that information contained therein has been revised or superseded by a later filed SEC Document, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.11 Financial Statements. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (a) as may be otherwise indicated in such financial statements or the notes thereto, or (b) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), correspond to the books and records of the Company, and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments). Neither the Company nor any of its Subsidiaries has any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described in the financial statements or in the notes thereto in accordance with generally accepted accounting principles, which was not fully reflected in, reserved against or otherwise described in the financial statements or the notes thereto included in the SEC Documents or was not incurred in the ordinary course of business consistent with the Company's past practices since the last date of such financial statements.

     4.12 No Material Adverse Change. Since September 30, 2002, the date through which the most recent quarterly report of the Company on Form 10-Q has been prepared and filed with the SEC, a copy of which is included in the SEC Documents, no Company Material Adverse Effect has occurred or exists, except as otherwise disclosed or reflected in other SEC Documents.

     4.13 No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to the Company or its Subsidiaries, or their respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company and which has not been so publicly disclosed or announced.

     4.14 Offering. Subject to the accuracy of the representations and warranties of the Purchaser made in this Agreement, the offer, issuance and sale of the Shares, the Warrants and the Warrant Shares to the Purchaser constitute transactions exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act and from any state securities laws.

     4.15 Brokers. Except for Prism Capital Advisors LLC, neither the Company nor any of its affiliates has employed any broker, agent or finder in carrying on the negotiations relating to this Agreement or to the transactions herein contemplated.

     4.16 Tax Matters. The Company and each of its Subsidiaries (a) have duly and timely filed all federal, state and local or foreign income, franchise, excise, real and personal property and other tax returns, reports and declarations required by law to be filed on or prior to the Closing Date, (b) have paid all taxes and other governmental assessments and charges due with respect to the periods covered by such returns, reports and declarations, except those being contested in good faith and for which the Company has made appropriate reserves on its books, and (c) have paid or set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. As of the Closing Date, all deficiencies proposed as a result of any audit have been paid or settled. Neither the Company nor any Subsidiary is a party to any pending action or proceeding by any Governmental Authority for the assessment or collection of any taxes or fees.

     4.17 Litigation. There are no actions pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or the business of the Company or any Subsidiary, nor is there any judgment, decree, injunction or order of any applicable Governmental Authority or arbitrator outstanding against the Company or any Subsidiary. There is no action pending, or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or the business of the Company or any Subsidiary in connection with, or relating to, the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby.

     4.18 No Misleading or Untrue Communication. Neither the Company nor, to the knowledge of the Company, any Person representing the Company, has delivered at any time any written communication in connection with the offer or sale of the Shares and Warrants to the Purchaser, which contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     4.19 Payments and Contributions. Neither the Company, any Subsidiary, nor any of its or such Subsidiary's directors, officers or, to its knowledge, other employees has (a) used any Company or Subsidiary funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (b) made any direct or indirect unlawful payment of Company or Subsidiary funds to any foreign or domestic government official or employee; (c) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (d) made any bribe, rebate, payoff, influence payment, kickback or other similar payment to any Person with respect to Company or Subsidiary matters.

     4.20 No Misrepresentation. The representations and warranties of the Company contained in this Agreement and each other Transaction Document to which the Company is a party do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 5. Representations and Warranties of the Purchaser.

     The Purchaser represents and warrants to the Company as follows:

     5.1 Existence and Qualification. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser is duly qualified to do business and in good standing as a foreign limited liability company in each jurisdiction where it is required to so qualify or be in good standing as a foreign limited liability company.

     5.2 Power and Authority. The Purchaser has all corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party.

     5.3 Corporate Action. The Purchaser has taken all corporate action required to authorize the execution, delivery and performance by the Purchaser of the Transaction Documents.

     5.4 Binding Effect. This Agreement constitutes, and each of the other Transaction Documents to which the Purchaser is a party when executed and delivered by the Purchaser will constitute, the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally or limitations on the availability of equitable remedies.

     5.5 No Conflicts, etc. (a) The execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents to which it is a party do not and will not (A) conflict with, or result in a material breach of or a material default under, any terms or conditions of its certificate of formation or limited liability company agreement (or equivalent organizational documents), (B) violate any applicable law, except for any such violation that would not have a Purchaser Material Adverse Effect, or (C) result in any breach of, or constitute a default (or event which with the giving of notice or the lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant to any material agreement or instrument to which the Purchaser is a party or by which any of its assets it bound, except for any such breaches, defaults or rights that would not have a Purchaser Material Adverse Effect.

     5.6 Brokers. Neither the Purchaser nor any of its affiliates has employed any broker, agent or finder in carrying on the negotiations relating to this Agreement or to the transactions herein contemplated.

     5.7 Securities Act. The Purchaser is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act. The Purchaser acknowledges that (a) the Shares and Warrants being acquired by the Purchaser are not being registered under the Securities Act on the ground that the issuance thereof is exempt from registration under Section 4(2) of the Securities Act (and Rule 506 of the SEC thereunder) as not involving any public offering, and (b) the Company's reliance on such exemption is predicated in part on the representations of the Purchaser set forth in this Agreement that it is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act, and is acquiring its Shares and Warrants for investment for its own account, with no present intention of dividing its participation with others or reselling or otherwise distributing the same, subject, nevertheless, to any requirement of law that the disposition of its property shall at all times be within its control. The Purchaser is not aware of any particular occasion, event or circumstance upon the occurrence or happening of which it intends to dispose of its Shares or Warrants.

     5.8 Restricted Securities. The Purchaser acknowledges that its Shares and Warrants will be deemed "restricted securities" as defined in Rule 144 under the Securities Act and that the transfer thereof is restricted by any applicable provisions of Rule 144, unless registered under the Securities Act, or unless there exists an exemption from registration under the Securities Act.

     5.9 Resales. The Purchaser will not sell or transfer all or any part of its Shares or Warrants unless and until it shall first have given notice to the Company describing such sale or transfer and furnished to the Company either (i) an opinion, reasonably satisfactory to counsel for the Company, of counsel skilled in securities matters ("Securities Counsel") selected by the Purchaser and reasonably satisfactory to the Company (it being understood that Fish & Richardson P.C. is reasonably satisfactory to the Company) to the effect that the proposed sale or transfer may be made without registration under the Securities Act, or (ii) an interpretive letter from the staff of the SEC to the effect that no enforcement action will be recommended if the proposed sale or transfer is made without registration under the Securities Act, in either case accompanied by evidence that such transfer will be in compliance with applicable state securities laws; provided, however, that the foregoing shall not apply with respect to (1) any transfer pursuant to an effective registration statement under the Securities Act, or pursuant to

Rule 144 thereunder, or (2) any transfers between the Purchaser and any institutional affiliate of such Purchaser for its own account.

     5.10 No Financing Needed. The Purchaser does not need or plan to arrange financing in order to pay the purchase price for its Shares and Warrants or to complete the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party.

     5.11 No Knowledge of Misrepresentation or Omission. The Purchaser has received or been afforded the opportunity to review prior to the date of this Agreement all written materials which the Company was required to deliver or make available to the Purchaser pursuant to this Agreement and the other Transaction Documents. The Purchaser is acquiring the Shares and Warrants based on the Purchaser's independent judgment as to the future prospects of the Company (and not based on any projections or other data included in the SEC Documents or obtained from the Company).

     Section 6. Conditions Precedent to the Obligations of the Purchaser.

     The obligation of the Purchaser to purchase Shares and Warrants hereunder at the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived in writing in whole or in part by the Purchaser:

     6.1 Representations, Warranties and Covenants. All representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects with the same force and effect as though such representations and warranties had been made at the time of, and immediately after giving effect to, the sale of Shares and Warrants, except for such representations and warranties that speak as of a specified date, which need only be true and correct in all material respects as of such specified date. All covenants and agreements contained in this Agreement and the Escrow Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with in all respects.

     6.2 Certificate of Designations. The Certificate of Designations shall have been duly filed with the Department of Consumer and Industry Services of the State of Michigan. The Certificate of Designations shall be in full force and effect as of the Closing and shall not have been amended or modified.

     6.3 Officer's Certificate. The Company shall deliver to the Purchaser a certificate of its President dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser and its counsel, (a) certifying the satisfaction of the conditions in Sections 6.1, 6.2, 6.8 and 6.9, and (b) certifying, as of the Closing Date, (i) the aggregate principal amount of Senior Subordinated Notes with respect to which the Company has entered into binding agreements to repurchase or redeem on the Closing

Date, and the average price per $1,000 face amount thereof payable by the Company pursuant to such agreements, and (ii) the total number of shares of Common Stock outstanding on a Fully-Diluted Basis.

     6.4 Board and Stockholder Resolutions. The Company shall have delivered to the Purchaser copies (certified by an authorized officer of the Company) of the resolutions of the Board of Directors and (if required) stockholders of the Company authorizing the execution, delivery and consummation by the Company of this Agreement and the other Transaction Documents to which it is a party.

     6.5 Secretary's Certificate. The Company shall have delivered copies (certified by the Secretary or Assistant Secretary of the Company) of the articles of incorporation and by-laws (or equivalent documents) of the Company, as amended through the date of the Closing.

     6.6 Additional Documents. The Purchaser shall have received all such agreements, documents, instruments, approvals, certificates and information as it shall request in connection with this Agreement, the Shares, the Warrants and the transactions herein and therein contemplated, all of which shall be in form and substance reasonably satisfactory to the Purchaser and its counsel.

     6.7 No Adverse Change. The Purchaser shall be reasonably satisfied that no Company Material Adverse Effect has occurred or exists.

     6.8 Repurchases of Senior Subordinated Notes. The Company shall have entered into binding agreements to repurchase or redeem, on or before the Closing Date, Senior Subordinated Notes in an aggregate principal amount of at least $92,000,000 and for an aggregate purchase price not to exceed on average $550 per $1,000 principal amount of Senior Subordinated Note repurchased or redeemed.

     6.9 Amendments to Agreements with Certain Officers. The Company shall have obtained amendments, in form and substance acceptable to the Purchaser, to its agreements with Welker, Robert P. Robeson and David K. Dodds, which amendments shall prohibit the Company from redeeming or repurchasing shares of Common Stock owned by such individuals, so long as any Shares or Warrant Securities remain outstanding, if such redemption of repurchase would be prohibited by Section 1.4 of the Certificate of Designations.

     Section 7. Conditions Precedent to the Obligations of the Company.

     The obligation of the Company under this Agreement with respect to the Purchaser shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived in writing in whole or in part by the Company:

     7.1 Representations and Warranties. All representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects with the same force and effect as though such representations and warranties had been made at the time of, and immediately after giving effect to, the sale of Shares and Warrants, except for such representations and warranties that speak as of a specified date, which need only be true and correct in all material respects as of such specified date.

     7.2 Board Resolutions. The Purchaser shall have delivered copies (certified by the President, Secretary or Assistant Secretary of the Purchaser) of the resolutions of the Board of Managers of the Purchaser authorizing the execution, delivery and consummation by the Purchaser of this Agreement and the other Transaction Documents to which the Purchaser is a party.

     7.3 Secretary's Certificate. The Purchaser shall have delivered copies (certified by the Secretary or Assistant Secretary of such Purchaser) of the certificate of formation of the Purchaser, as amended through the date of the Closing.

     Section 8. Covenants of the Company.

     The Company covenants and agrees that:

     8.1 Financial Statements and Information. After the Closing, the Company will furnish or cause to be furnished to the Purchaser the following financial statements and information:

     (a) All reports and other written communications delivered by the Company to its stockholders as such, and all registration statements (when available to the public) and periodic reports filed by the Company or any officer or director thereof with the SEC or any securities exchange, pursuant to the Securities Act, the Exchange Act, or the rules of such securities exchange.

     (b) With reasonable promptness, (i) all financial statements or reports (including comment letters to management) furnished to the Company by its independent certified public accountants, (ii) all press releases other than press releases dealing with the sale of its products in the usual and ordinary course of its business, and (ii) unaudited monthly financial statements for the Company for each month, prepared in accordance with generally accepted accounting principles consistently applied (except for the absence of notes to such financial statements and subject to normal year-end adjustments and accruals).

     8.2 Repurchase or Redemption of Senior Subordinated Notes; Use of Proceeds. Immediately following the execution of this Agreement, the Company shall use its best efforts to enter into binding agreements to repurchase or redeem on or before the Closing Date, and on terms and conditions reasonably satisfactory to the Company in its sole but reasonable discretion, Senior Subordinated Notes in an aggregate principal amount of at least $92,000,000 and for an aggregate purchase price not to exceed on average $550 per $1,000 principal amount of Senior Subordinated Notes repurchased or redeemed. Subject to the foregoing, the Company shall accept all tenders of Senior Subordinated Notes whose owners are willing to have their Senior Subordinated Notes repurchased or redeemed at a price equal to or less than $550 per $1,000 principal amount, but only to the extent that the maximum amount of proceeds available to the Company from the sale of the Shares and the Warrants (i.e., $50,000,000), plus any availability in its senior credit facilities permitted to be used to repurchase Senior Subordinated Notes, is sufficient to repurchase or redeem such Senior Subordinated Notes. In no event, however, shall the Company use more than $15,000,000 from sources other than the proceeds received from the sale of the Shares and the Warrants (either by making draws under its senior credit facilities or otherwise) to repurchase Senior Subordinated Notes, including accrued unpaid interest thereon. The Company will cause the proceeds received from the sales of Shares and Warrants to be used solely to repurchase or redeem the Company's outstanding Senior Subordinated Notes, for an average price of not more than $550 per $1,000 face amount thereof. The closing of such repurchase or redemption of the Senior Subordinated Notes shall occur on the Closing Date and simultaneously with the Closing.

     8.3 Transactions with Affiliates. The Company will not purchase, acquire or lease any property from, or sell, transfer or lease any property to, or enter into any other transaction with, or permit any Subsidiary to do so, (a) any stockholder, director, officer or employee of the Company or any Subsidiary, (b) any person who beneficially owns stock of any Subsidiary, (c) any relative of any person described in (a) or (b), or (d) any person, firm, joint venture, corporation, partnership or other entity in which the Company, a Subsidiary or any person described in (a), (b) or (c) above owns a five (5%) percent or greater equity interest except (i) in transactions which are on terms comparable in all material respects to the terms which would prevail in an arm's-length transaction between unaffiliated third parties, (ii) in transactions between the Company and any wholly-owned Subsidiary, or between wholly-owned Subsidiaries, not otherwise prohibited by this Agreement, and (iii) existing transactions disclosed in the SEC Documents.

     8.4 Compensation. The Company shall not pay, or permit any Subsidiary to pay, directly or indirectly, as salary, bonuses, fringe benefits, expenses, drawing accounts, or otherwise, compensation or other remuneration for personal services to any director, officer or stockholder of the Company or to any relative of any director, officer or stockholder of the Company or to any Person directly or indirectly affiliated with any director, officer or stockholder of the Company or any relative thereof, except that the Company or a Subsidiary may
(a) pay reasonable directors' fees to its directors and reimburse its directors for their reasonable expenses incurred in attending directors' meetings, (b) provide reasonable fringe benefits to full-time employees of the Company or any Subsidiary, to the extent not prohibited by other provisions of this Agreement, and (c) pay reasonable compensation for services to officers and employees of the Company, in amounts and at rates in effect on the date hereof, with such increases as may hereafter be approved by the Compensation Committee of the Company's Board of Directors (which Compensation Committee shall at all times hereafter be "independent" and not include Welker as a member thereof).

     Section 9. Covenants of the Purchaser.

     The Purchaser covenants and agrees that:

     9.1 Acknowledgments. The Purchaser acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company, and in making its determination to proceed with the transactions contemplated by this Agreement, the Purchaser has relied on the results of its own independent investigation and verification and the representations and warranties of the Company expressly and specifically set forth in this Agreement. SUCH REPRESENTATIONS AND WARRANTIES BY THE COMPANY, AND ANY OTHER REPRESENTATIONS OR WARRANTIES BY THE COMPANY SET FORTH IN ANY OTHER TRANSACTION DOCUMENT, CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY TO THE PURCHASER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE PURCHASER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE WHETHER EXPRESS, IMPLIED OR STATUTORY (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY.

     9.2 Legends. The Purchaser understands, acknowledges and agrees that the Company may place appropriate legends on the certificates for the Shares, Warrants and Warrant Shares concerning the restrictions set forth in Sections
5.8 and 5.9 and may refuse to transfer any of the Shares, Warrants or Warrant Shares on its books should the holder thereof attempt to transfer any of them otherwise than in compliance herewith and therewith. The Company agrees to reissue certificates representing Shares, Warrants or Warrant Shares without the legend provided for above at such time as (i) the Company has received an opinion of Securities Counsel stating that the holder thereof is permitted to dispose of such Shares, Warrants or Warrant Shares pursuant to Rule 144(k) under the Securities Act, (ii) the Shares, Warrants or Warrant Shares are sold to a purchaser or purchasers who (in the opinion of counsel to such purchasers, in form and substance reasonably satisfactory to the Company and its counsel) are able to dispose of such

Shares, Warrants or Warrant Shares publicly without registration under the Securities Act, or (iii) such securities are registered under the Securities Act.

     Section 10. Survival of Representations and Warranties.

     The representations and warranties of the Company contained in Section 4 and the representations and warranties of the Purchaser contained in Section 5 shall survive the Closing, and shall apply with respect to claims asserted in writing prior to the second anniversary of this Agreement.

     Section 11. Purchaser's Consent.

     Any provision in this Agreement to the contrary notwithstanding, with the written consents of the holder(s) a majority of the Shares, the Company may be relieved from the effect of any default hereunder or from compliance with any covenant, agreement or undertaking contained herein or in any instrument executed and delivered as herein provided, except the provisions of the Certificate of Designations.

     Section 12. Judicial Proceedings.

     12.1 The parties hereto irrevocably submit to the non-exclusive jurisdiction of any Delaware State or Federal court sitting in the City of Wilmington over any suit, action or proceeding arising out of or relating to this Agreement, any of the other Transaction Documents or any of the Shares, Warrants or Warrant Shares. To the fullest extent it may effectively do so under applicable law, each party hereto irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

     12.2 Each party hereto agrees, to the fullest extent it may effectively do so under applicable law, that a judgment in any suit, action or proceeding of the nature referred to in Section 12.1 brought in any such court shall, subject to such rights of appeal on issues other than jurisdiction as may be available, be conclusive and binding upon such party and may be enforced in the courts of the United States of America or the State of Delaware (or any other courts to the jurisdiction of which the Company or the Purchaser is or may be subject) by a suit upon such judgment.

     12.3 Each party hereto consents to service of process in any suit, action or proceeding of the nature referred to in Section 12.1 by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to its address specified in or designated pursuant to Section 13.1. Such service (i) shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to the Company.

         12.4 Nothing in this Section 12 shall affect the right of any of the parties to serve process in any manner permitted by law, or limit any right that any of the parties may have to bring proceedings against any of the other parties in the courts of any jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

         12.5 EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE NOW OR HEREAFTER TO A JURY TRIAL IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE OTHER TRANSACTION DOCUMENTS OR ANY OF THE SHARES, WARRANTS OR WARRANT SHARES.

         Section 13. Miscellaneous.

         13.1 Notices. All notices, requests, demands, approvals, consents, waivers or other communications required or permitted to be given hereunder (each, a "Notice") shall be in writing, shall be in English, and shall be (a) personally delivered, (b) sent by facsimile transmission, provided that the original copy thereof also is sent by pre-paid, first class, registered or certified mail (return receipt requested) or by next-day or overnight mail (to any United States address) or by an internationally recognized express delivery service (to any foreign address), (c) sent by first class, registered or certified mail (return receipt requested) or by next-day or overnight mail (to any United States address), postage and charges prepaid, or (d) delivered by an internationally recognized express delivery service (to any foreign address), postage and charges prepaid:

              (i) If to the Purchaser, at the address and numbers set forth on the signature page to this Agreement, marked for attention as therein indicated; and

              (ii) If to the Company, to:

                              Numatics, Incorporated
                              1450 North Milford Road
                              Highland, Michigan 48357
                              Attention: President
                              Telephone Number: (248) 887-4111
                              Fax Number: (248) 887-2142

or, in each case, at such other address and numbers as may have been furnished in a Notice by such Person to the other parties. Any Notice shall be deemed effective or given upon receipt (or refusal of receipt).

         13.2 Expenses. Each party hereto shall pay its own expenses incidental to the preparation of this Agreement and the other Transaction Documents, the carrying out of the provisions hereof and the consummation of the transactions contemplated hereby, whether or not such transactions are consummated.

         13.3 Publicity. Each party to this Agreement agrees not to disclose the name of the other in any press release or other public disclosure, or in any proxy statement, prospectus or other similar filings with any governmental entity, unless, in each such case, the other party first has reviewed and approved such usage, with such review and approval not to be unreasonably delayed or withheld.

         13.4 Governing Law. This Agreement and the other agreements and instruments executed as provided herein, and the rights and obligations of the parties hereunder and thereunder, shall be construed and interpreted in accordance with and governed by the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

         13.5 Severability. Should any Section or any part of a Section within this Agreement be rendered void, invalid or unenforceable by any court of law for any reason, such invalidity or unenforceability shall not void or render invalid or unenforceable any other Section or part of a Section in this Agreement.

         13.6 Captions. The descriptive headings of the Sections of this Agreement are inserted for convenience only and shall not affect the meaning, construction or interpretation of any of the provisions hereof.

         13.7 Amendments and Waivers. Neither this Agreement nor any term hereof may be changed, discharged or terminated orally or in writing, except that any term of this Agreement may be amended with (but only with) the prior written consent of the party against whom enforcement of such provision is sought.

         13.8 Successors and Assigns. All rights, covenants and agreements of the parties contained in this Agreement shall, except as otherwise provided herein, be binding upon and inure to the benefit of their respective successors and assigns.

         13.9 Counterparts. This Agreement may be executed (including by telecopy facsimile transmission) with counterpart signature pages or in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         If you are in agreement with the foregoing, please sign in the space provided below.


                                               NUMATICS, INCORPORATED

                                               By: /s/ John H. Welker
                                                   Name: John H. Welker
                                                   Title: President

The foregoing is hereby accepted
and agreed to as of the date
first above written.

Purchaser:
---------


NUMAT, LLC

By:          /s/ David L. Widener
     Name:   David L. Widener
     Title:  President

     2550 Middle Road
     Suite 603
     Bettendorf, Iowa  52722
     Attention:  President
     Telephone Number:  (563) 359-6880
     Fax Number:  (563) 359-1926

     with a copy to:

     Fish & Richardson P.C.
     1717 Main Street
     Suite 5000
     Dallas, Texas  75201
     Attention:  Warren W. Garden, Esq.
     Telephone Number:  (214) 292-4010
     Fax Number:  (214) 747-2091

The undersigned hereby enters into this Agreement solely for the purposes specified in Sections 3.5, 3.6, 3.7 and 3.8.

         /s/ John H. Welker
         John H. Welker

                                    EXHIBIT D

                                       to

                 Preferred Stock and Warrant Purchase Agreement by and between Numatics, Incorporated and the Purchaser named therein


Registration Rights

     1. Definitions. Unless otherwise defined herein, terms defined in the Preferred Stock and Warrant Purchase Agreement are used herein as therein defined, and the following shall have (unless otherwise provided elsewhere herein) the following respective meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

        "Holder" means a holder of Registrable Securities.

        "NASD" means the National Association of Securities Dealers, Inc., or any successor corporation thereto.

        "Pro Rata" means, with respect to any stockholder, in the same proportion as the aggregate number of shares of Registrable Securities held by such stockholder bears to the aggregate number of shares of Registrable Securities held by all stockholders, in each case determined on a Fully-Diluted Basis.

        "Registrable Securities" means, collectively, (i) Common Stock of the Company held at any time by the Purchaser or a permitted transferee of the Purchaser, including without limitation Common Stock issued upon the exercise of the Warrants, and (ii) Common Stock issued or issuable by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise with respect to Registrable Securities. Registrable Securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) such securities shall have been sold pursuant to Rule 144 (or any successor provision) under the Securities Act or (iii) such securities shall have been otherwise transferred, new certificates therefor not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent disposition of such securities shall not require the registration or qualification of such securities under the Securities Act or any similar state law then in effect.

        2. Incidental Registration Rights.

        (a) If the Company at any time proposes to file on its behalf and/or on behalf of any of its security holders (the "demanding security holders") a Registration Statement under the Securities Act on any form (other than a Registration Statement on Form S-4 or S-8 or any successor form for securities to be offered in a transaction of the type referred to in Rule 145 under the Securities Act or to employees of the Company pursuant to any employee benefit plan, respectively) for the general registration of securities, it will give written notice to all Holders at least thirty (30) days before the initial filing with the SEC of such Registration Statement, which notice shall set forth the intended method of disposition of the securities proposed to be registered by the Company. The notice shall offer to include in such filing the aggregate number of shares of Registrable Securities as such Holders may request.

        (b) Each Holder desiring to have Registrable Securities registered under this Section 2 shall advise the Company in writing within ten (10) Business Days after the date of receipt of such offer from the Company, setting forth the amount of such Registrable Securities for which registration is requested. In addition, each such Holder desiring to have Registrable Securities registered under this Section 2 shall accept the customary terms of the underwriting for such offering of securities. The Company shall thereupon include in such filing the number of shares of Registrable Securities for which registration is so requested, subject to the next sentence, and shall use its best efforts to effect registration under the Securities Act of such shares. If the managing underwriter of a proposed public offering shall advise the Company in writing that, in its opinion, the distribution of the Registrable Securities requested to be included in the registration concurrently with the securities being registered by the Company or such demanding security holders would materially and adversely affect the distribution of such securities by the Company or such demanding security holders, then all selling security holders (including the demanding security holders, but not the Company) shall reduce the amount of securities each intended to distribute through such offering on a Pro Rata basis.

        (c) Nothing herein shall be construed so as to require the Company, in connection with any proposed offering under this Section 2, to engage the services of an underwriter or to complete the proposed offering, and the Company shall incur no liability to any Holder for its failure to complete the offering, except as set forth in Sections 4 and 5.

        (d) If the Company shall previously have received a request for registration pursuant to this Section 2, and if such previous registration shall not have been withdrawn or abandoned, the Company will not effect any registration of any of its securities under the Securities Act (other than a registration on Form S-4 or Form S-8, or any similar or successor form to any of said forms) until a period of 90 days shall have elapsed from the effective date of such previous registration.

        3. Registration Procedures.

     (a) If the Company is required by the provisions of Section 2 to use its best efforts to effect the registration of any of its securities under the Securities Act, the Company will, as expeditiously as possible:

             (i) prepare and file with the SEC a Registration Statement with respect to such securities and use its best efforts to cause such Registration Statement to become and remain effective for a period of time required for the disposition of such securities by the holders thereof, but not to exceed six months or, in the case of a "shelf" registration statement on Form S-3, nine months (provided that, before filing a Registration Statement or prospectus or any amendments or supplements thereto, the Company will furnish to the counsel selected by the Holder copies of all such documents proposed to be filed);

             (ii) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities covered by such Registration Statement until the earlier of (A) such time as all of such securities have been disposed of in a public offering or (B) the expiration of six months or, in the case of a "shelf' registration statement on Form S-3, nine months;

             (iii) furnish to such selling security holders such number of copies of a summary prospectus or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents, as such selling security holders may reasonably request;

             (iv) use its best efforts to register or qualify the securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions within the United States and Puerto Rico as each holder of such securities shall request (provided, however, that the Company shall not be obligated to qualify as a foreign corporation to do business under the laws of any jurisdiction in which it is not then qualified or to file any general consent to service or process), and do such other reasonable acts and things as may be required of it to enable such holder to consummate the disposition in such jurisdiction of the securities covered by such Registration Statement;

             (v) notify the Holder at any time when a prospectus relating to its Registrable Securities is required to be delivered under the Securities Act, of the Company's becoming aware that the prospectus included in the related Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and promptly prepare and furnish to the Holder and each underwriter a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

             (vi) furnish at the request of any Holder requesting registration of Registrable Securities pursuant to Section 2, on the date that such shares of Registrable Securities are delivered to the underwriters for sale pursuant to such registration or, if such Registrable Securities are not being sold through underwriters, on the date that the Registration Statement with respect to such shares of Registrable Securities becomes effective, (i) an opinion, dated such date, of the independent counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to the Holders making such request, in customary form and covering matters of the type customarily covered in such legal opinions; and (ii) a comfort letter dated such date, from the independent certified public accountants of the Company, addressed to the underwriters, if any, and to the Holders making such request and, if such accountants refuse to deliver such letter to such Holders, then to the Company, in a customary form and covering matters of the type customarily covered by such comfort letters and as the underwriters or such Holders shall reasonably request. Such opinion of counsel shall additionally cover such other legal matters with respect to the registration in respect of which such opinion is being given as such Holders may reasonably request. Such letter from the independent certified public accountants shall additionally cover such other financial matters (including information as to the period ending not more than five Business Days prior to the date of such letter) with respect to the registration in respect of which such letter is being given as the Holders of a majority of the Registrable Securities being so registered may reasonably request;

             (vii) enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities;

             (viii) use its best efforts (a) to cause all such Registrable Securities covered by such Registration Statement to be listed on each national securities exchange on which similar securities issued by the Company are then listed, if the listing of such Registrable Securities is then permitted under the rules of such exchange, or (b) to secure designation of all such Registrable Securities covered by such registration statement as a NASDAQ "national market system security" within the meaning of Rule 11Aa2-1 of the SEC or, failing that, to secure NASDAQ authorization for such Registrable Securities and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with the NASD;

         (ix) provide a transfer agent and registrar for all such Registrable Securities covered by such Registration Statement not later than the effective date of such Registration Statement;

         (x) make available for inspection by the Holder and by any underwriter participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by the Holder or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company's officers, directors, employees and the independent public accountants who have certified its financial statements to supply all information reasonably requested by the Holder, underwriter, attorney, accountant or agent in connection with such Registration Statement;

         (xi) permit a Holder of Registrable Securities constituting not less than twenty percent (20%) of the Common Stock outstanding, determined on a Fully-Diluted Basis, (a) to participate in the preparation of such Registration Statement, (b) to require the insertion therein of material, furnished to the Company in writing, which in the judgment of the Holder should be included, and (c) to receive such documents and make such requests as the Holder is entitled to under this Section 3;

         (xii) at or prior to the effectiveness of such Registration Statement, secure a CUSIP number for all Registrable Securities;

         (xiii) notify the Holder of any stop order threatened or issued by the SEC and take all actions reasonably necessary to prevent the entry of such stop order or to remove it if entered; and

         (xiv) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, but not later than 18 months after the effective date of the Registration Statement, an earnings statement covering the period of at least 12 months beginning with the first full month after the effective date of such Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

     (b) It shall be a condition precedent to the obligation of the Company to take any action hereunder in respect of the securities which are to be registered at the request of any Holder that such Holder shall furnish to the Company such information regarding the securities held by such Holder and the intended method of disposition thereof as the Company shall reasonably request and as shall be required in connection with the action taken by the Company.

         (c) If any such Registration Statement refers to the Holder by name or otherwise as the holder of any securities of the Company, then the Holder shall have the right to require (i) the insertion therein of language, in form and substance reasonably satisfactory to the Holder and presented to the Company in writing, to the effect that the holding by the Holder of such securities is not to be construed as a recommendation by the Holder of the investment quality of the Company's securities covered thereby and that such holding does not imply that the Holder will assist in meeting any future financial requirements of the Company, or (ii) in the event that such reference to the Holder by name or otherwise is not required by the Securities Act or any similar federal statute then in force, the deletion of the reference to the Holder.

         4. Expenses. All expenses incurred in complying with the terms set forth hereunder, including, without limitation, all registration and filing fees (including all expenses incident to filing with the NASD), printing expenses, fees and disbursements of counsel for the Company, the reasonable fees and expenses of counsel for any Holder of Registrable Securities constituting not less than twenty percent (20%) of the Common Stock outstanding, determined on a Fully-Diluted Basis, expenses of any special audits incident to or required by any such registration and expenses of complying with the securities or blue sky laws of any jurisdiction pursuant to Section 3, shall be paid by the Company, except that the Company shall not be liable for any fees, discounts or commissions to any underwriter or any fees or disbursements of counsel for any underwriter in respect of the securities sold by such Holder.

         5. Indemnification and Contribution.

         (a) In the event of any registration of any Registrable Securities under the Securities Act, the Company shall indemnify and hold harmless the Holder of such Registrable Securities, such Holder's directors and officers, and each other person (including each underwriter) who participated in the offering of such Registrable Securities and each other person, if any, who controls such Holder or such participating person within the meaning of the Securities Act, against any losses, claims, damages, liabilities or expenses, joint or several, to which such Holder or any such director or officer or participating person or controlling person may become subject under the Securities Act, the Exchange Act (and all rules and regulations under the Securities Act and the Exchange Act) or any other statute or at common law, insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of any material fact contained, on the effective date thereof, in any Registration Statement under which such securities were registered under the Securities Act or in any filing with any state securities commission, any preliminary, summary or final prospectus contained therein or any amendment or supplement thereto, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or
(iii) any violation by the Company of any federal, state or common law rule or regulation applicable to the Company and relating to action of or inaction by the Company in connection with any such registration; and, in each such case, the Company shall reimburse such Holder or such director, officer or participating person or controlling person for any legal or any other expenses reasonably incurred by such Holder or such director, officer or participating person or controlling person in connection with investigating or defending any such loss, claim, damage, liability, expense, proceeding or action; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any actual or alleged untrue statement or actual or alleged omission, on the effective date thereof, made in such Registration Statement, filing, preliminary prospectus, prospectus or amendment or supplement in reliance upon and in conformity with written information furnished to the Company by such Holder specifically for use therein. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or such director, officer or participating person or controlling person, and shall survive the transfer of such securities by such Holder.

         If the offering pursuant to any Registration Statement provided for hereunder is made through underwriters, no action or failure to act on the part of such underwriters (whether or not any such underwriter is an affiliate of the Holder or such director, officer or participating person or controlling person) shall affect the Company's obligations to indemnify the Holder or such director, officer or participating person or controlling person, pursuant to the preceding paragraph. If the offering pursuant to any Registration Statement provided for hereunder is made through underwriters, the Company agrees to enter into an underwriting agreement in customary form with such underwriters and to indemnify such underwriters, their officers and directors, if any, and each Person, if any, who controls such underwriters within the meaning of the Securities Act to the same extent as hereinbefore provided with respect to the indemnification of the Holder and such director, officer or participating person or controlling person; provided that the Company shall not be required to indemnify any such underwriter, or any officer or director of such underwriter or any Person who controls such underwriter within the meaning of the Securities Act, to the extent that the loss, claim, damage, liability, expense, action or proceeding for which indemnification is claimed results from such underwriter's failure to send or give a copy of the amended or supplemented final prospectus, at or prior to the written confirmation of the sale of Registrable Securities, to a Person asserting the existence of an untrue statement or alleged untrue statement or omission or alleged omission if such statement or omission was corrected in such amended or supplemented final prospectus prior to such written confirmation and the underwriter was given notice of the availability of such amended or supplemented final prospectus.

         (b) Each Holder, severally, not jointly, by acceptance hereof, agrees to indemnify and hold harmless the Company, its directors and officers and each other person, if any, who controls the Company within the meaning of the Securities Act against any losses, claims, damages or liabilities, joint or several, to which the Company or any such director or officer or any such person may become subject under the Securities Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon information in writing provided to the Company by such Holder specifically for use in the following documents and contained, on the effective date thereof, in any Registration Statement under which securities were registered under the Securities Act at the request of such Holder, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto. Notwithstanding the provisions of this paragraph (b) or paragraph (d) below, no Holder shall be required to indemnify any person pursuant to this Section 5 or to contribute pursuant to paragraph (d) below in an amount in excess of the amount of the aggregate net proceeds received by such Holder in connection with any such registration under the Securities Act.

         (c) If any claim, action, suit or proceeding (a "Proceeding") shall be brought or asserted against any Person entitled to indemnity hereunder (an "Indemnified Party"), such Indemnified Party promptly shall notify the Person from whom indemnity is sought (the "Indemnifying Party") in writing, and the Indemnifying Party shall be permitted to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party. An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; or
(2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld, conditioned or delayed. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding. All fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent herewith) shall be paid to the Indemnified Party, as incurred, within ten (10) Business Days of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder).

      (d) If the indemnification provided for in this Section 5 from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to herein. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Notwithstanding anything to the contrary contained herein, a Holder shall be liable or required to contribute under this Section 5(d) for only that amount as does not exceed the net proceeds to such Holder as a result of the sale of Registrable Securities pursuant to such Registration Statement.

      6. Certain Limitations on Registration Rights. Notwithstanding the other provisions of this Agreement:

      (a) the Company shall not be obligated to register the Registrable Securities of any Holder if, in the opinion of counsel to the Company reasonably satisfactory to the Holder and its counsel (or, if the Holder has engaged an investment banking firm, to such investment banking firm and its counsel), the sale or other disposition of such Holder's Registrable Securities, in the manner proposed by such Holder (or by such investment banking firm), may be effected without registering such Registrable Securities under the Securities Act; and

      (b) the Company shall have the right to delay the filing or effectiveness of a registration statement required pursuant to Section 2 hereof during one period aggregating not more than ninety (90) days in any calendar year in the event that (i) the Company would be required by law to disclose in the prospectus information not otherwise then required by law to be publicly disclosed and (ii) in the judgment of the Company's Board of Directors, there is a reasonable likelihood that such disclosure, or any other action to be taken in connection with the prospectus, would materially and adversely affect any existing or prospective material business situation, transaction or negotiation or otherwise materially and adversely affect the Company.

      7. Selection of Managing Underwriters. The managing underwriter or underwriters for any offering of Registrable Securities to be registered pursuant to Section 2 shall be selected by the Company.

      8. Rule 144. As long as any Holder owns Registrable Securities, the Company, at all times while it shall be reporting under the Exchange Act, covenants to timely file all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell any shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act, including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

      9.  Market Standoff.

      (a) Each Holder shall agree, if requested by the Company and an underwriter of Common Stock (or other securities) of the Company, not to sell publicly any Common Stock (or other securities) of the Company owned or held by such party, other than securities included in the underwriting, without the consent of such underwriter, during the one hundred eighty (180) day period following the effective date of the Company's registration statement for the initial public offering of the Company filed under the Securities Act, provided that:

          (i) all other Holders, officers and directors of the Company and all stockholders holding in excess of 5% of the outstanding Common Stock (on an as converted basis) of the Company enter into similar agreements;

          (ii) such agreement shall be in writing in a form satisfactory to the Company and such underwriter; and

          (iii) the Company may impose stop transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period.

     (b) If any securities of the Company held by a party who shall be bound by an agreement described in Section 9(a) above shall be released (the "Released Holder"), a number of securities held by each Holder shall be released equal to the product of the number of securities held by such Holder multiplied by a fraction, the numerator of which shall be equal to the number of securities held by the Released Holder that were released and the denominator of which shall be the total number of securities held by the Released Holder. Notwithstanding the foregoing, this Section 9 shall not be deemed to restrict any Holder from selling any Common Stock or any security convertible into or exchangeable or exercisable for Common Stock in any private transaction exempt from the registration requirements of the Securities Act.

     10. Registration Rights of Others. If the Company shall at any time hereafter provide to any other holder of securities of the Company rights with respect to the registration of such securities under the Securities Act, such rights shall not be in conflict with or materially and adversely affect any of the rights provided herein to the Holder. Furthermore, if the Company shall at any time hereafter provide to any other holder of securities of the Company rights with respect to the registration of such securities under the Securities Act that are superior to the rights of the Holder hereunder, then the Company shall simultaneously therewith provide to the Holder such superior rights.

     11. Transfer of Registration Rights. If and to the extent that the Holder sells or otherwise disposes of Registrable Securities in any transaction that does not require registration under the Securities Act, the rights of a Holder hereunder with respect to such Registrable Securities shall be assignable to the transferee of such Registrable Securities without the consent of the Company.